EXHIBIT 99.1

[GRAPHIC  OMITTED]                                                  NEWS RELEASE
BRIGHAM                                                    FOR IMMEDIATE RELEASE
Exploration Company


BRIGHAM EXPLORATION ANNOUNCES YEAR-END 2000 PROVED RESERVES, FINDING COSTS AND FINANCIAL RESULTS

================================================================================

     Austin, TX -- (Business Wire) - March 6, 2001 -- Brigham Exploration Company (NASDAQ:BEXP) today disclosed its year-end 2000 proved reserves and finding costs, and also announced its financial results for the quarter and fiscal year ended December 31, 2000.

YEAR-END  2000  PROVED  RESERVES  AND  FINDING  COSTS

     Brigham's estimated net proved reserve volumes at December 31, 2000 totaled 95 Bcfe, which represents a 14% increase from its 84 net Bcfe at year-end 1999. During 2000, Brigham added 18.4 Bcfe primarily through drilling activities in its Anadarko Basin and Texas Gulf Coast 3-D seismic projects. Brigham's 2000 drilling program generated net proved reserve additions that replaced 279% of its 6.6 Bcfe of net volumes produced during the year. Approximately 82% of Brigham's year-end 2000 reserve volumes are natural gas and 53% are proved developed.

     The present value of Brigham's estimated proved reserves, calculated in accordance with SEC guidelines ("PV10% Value"), increased 333% to $498 million at year-end 2000 from $115 million at year-end 1999. The PV10% Value at year-end 2000 was calculated based on a Henry Hub natural gas price of $10.42 per MMBtu and a West Texas Intermediate Sweet price of $26.83 per barrel. The PV10% Value of these same reserve quantities at lower prices of $5.00 per MMBtu and $25.00 per barrel is approximately $246 million.

     Net capital expenditures incurred in exploration and development operations during 2000 totaled $25.3 million (including capitalized G&A and interest), approximately 73% of which related to drilling activities. As a result, Brigham's average finding costs for reserves added in 2000 (including revisions to prior estimates) were $1.00 per Mcfe based only on drilling expenditures and $1.38 per Mcfe based on total net capital expenditures.

FOURTH  QUARTER  2000  RESULTS

     Average net daily production volumes for the fourth quarter 2000 were 18.4 MMcfe, an increase of 12% from the fourth quarter 1999. Several significant drilling discoveries made by Brigham late in 2000 did not materially contribute to fourth quarter volumes, but are expected to impact the first quarter of 2001. As a result, production volumes for the month of January 2001 are expected to average 24 MMcfe, 30% greater than average volumes for the fourth quarter of 2000.

     Natural gas and oil sales for the fourth quarter 2000 were $4.6 million, or a 13% increase from the same period last year. Brigham's average realized equivalent natural gas and oil sales price increased 1% in the fourth quarter 2000 as compared to the prior year quarter primarily due to 30% higher realized prices for crude oil. Cash settlements on natural gas hedging transactions of $4.3 million, or $3.63 per Mcf, negatively impacted Brigham's net realized natural gas sales price and revenues during the fourth quarter 2000, while natural gas hedging settlements of $485,000, or $0.48 per Mcf, reduced its average realized natural gas sales price and revenues during the prior year period.

     Lease operating expenses for the fourth quarter 2000 were $637,000, a 10% increase from the fourth quarter 1999 primarily due to higher production volumes. Net general and administrative expenses were $934,000, a 21% increase from the fourth quarter 1999 principally due to higher payroll expenses. Depletion expenses were $2.1 million ($1.28 per Mcfe), or 7% higher than the prior year quarter due to increased production volumes that were partially offset by a lower depletion rate per unit. Interest expense decreased 70% to $809,000 in the fourth quarter 2000 from $2.7 million in the prior year period as a result of reduced borrowings, lower effective interest rates and the cancellation of certain interest obligations as a result of the refinancing of Brigham's senior subordinated notes.


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     Earnings  before  interest, taxes, depreciation, depletion and amortization
(EBITDA) decreased 23% to $2.5 million in the fourth quarter 2000 from $3.3 million in the fourth quarter 1999, while operating cash flow for the fourth quarter 2000 was $2.0 million ($0.13 per diluted share), a decrease from $2.8 million ($0.19 per diluted share) for the same period in 1999. Brigham reported net income of $28.2 million ($1.74 per diluted share) for the fourth quarter 2000 compared to a net loss of $2.2 million ($0.15 per diluted share) for the prior year period. Net income for the fourth quarter of 2000 included a $32.3 million extraordinary gain on the refinancing of debt and $3.2 million in non-cash expenses related to changes in the fair market value of certain hedging contracts. Excluding extraordinary items and the non-cash change in fair market value of certain hedging contracts, the fourth quarter 2000 net loss would have been $857,000 ($0.05 per diluted share) as compared to a loss for the same period in 1999 of $2.3 million ($0.16 per diluted share).

     Capital costs incurred during the fourth quarter 2000 totaled $8.5 million, which included $4.5 million related to drilling, $2.2 million for land and G&G activities and $1.8 million for capitalized interest and overhead expenses. Additionally, Brigham realized $4.0 million in proceeds from the sale of ownership in certain proprietary 3-D seismic data, which resulted in net capital costs of $4.5 million for the fourth quarter.

YEAR-END  2000  RESULTS

     Net equivalent production volumes totaled 6.6 Bcfe (67% natural gas) for the full year 2000 compared with 6.3 net Bcfe produced in 1999, resulting in year-over-year production volume growth of 5%. Excluding volumes associated with properties sold effective June 30, 1999, Brigham's comparable net production volumes increased by 16% in 2000. Natural gas and oil sales for 2000 totaled $19.1 million compared to $15 million last year, an increase of 28% despite Brigham's natural gas hedge position that resulted in net cash settlements of $9.4 million ($2.12 per Mcf) for the year. Brigham's average realized natural gas and oil equivalent sales price increased 21% to $2.90 per Mcfe in 2000 from $2.39 per Mcfe in the prior year. Average realized sales prices during 2000 were $1.94 per Mcf for natural gas and $29.17 per barrel for oil as compared with average realized sales prices during 1999 of $2.11 per Mcf and $17.79 per barrel, respectively.

     EBITDA for 2000 increased 26% to $12 million from $9.5 million last year. Operating cash flow also improved in 2000 to $8.6 million ($0.53 per diluted share), an increase of 14% from $7.5 million ($0.53 per diluted share) in 1999. Brigham reported net income of $16.3 million ($1.01 per diluted share) for 2000, which included a $32.3 million extraordinary gain on the refinancing of debt in the fourth quarter and $8.9 million in non-cash expenses related to changes in the fair market value of certain hedging contracts, as compared to a net loss of $21.6 million ($1.53 per diluted share) for 1999, which included a $12.2 million non-cash loss on the sale of oil and gas properties and $115,000 in non-cash expenses related to changes in the fair market value of certain hedging contracts. Excluding these non-cash items, Brigham's net loss for 2000 would have been $7.0 million ($0.43 per diluted share), as compared to a net loss of $9.3 million ($0.66 per diluted share) for 1999.

     For the year, Brigham incurred capital costs of $25.3 million, which consisted of $18.5 million for drilling, $583,000 on land and G&G activities (net of proceeds from project sales), and $6.3 million for capitalized interest and overhead expenses.

MANAGEMENT  COMMENT

     Bud Brigham, the Company's Chairman, CEO and President, stated, "Our drilling program in 2000 generated some exciting results, particularly our two significant field discoveries in the Anadarko Basin. These two discoveries, combined with our late 1999 Home Run Field discovery in the Texas Gulf Coast, provides our company with a growing portfolio of low risk, yet high return development drilling. We are also pleased with our average drilling cost of $0.62 per Mcfe over the past two years. This operational metric is particularly attractive considering that a significant percentage of our capital was spent on drilling previously booked proved undeveloped locations. Another indication of our recent drilling success is that every $1 we invested in drilling in 2000 generated over $4.50 in proved developed PV10% reserve value, using recent strip pricing."

     Mr. Brigham further stated, "Recent production additions did not materially impact the fourth quarter 2000. In addition, debt levels and our hedge position significantly limited our cash flow expansion in 2000. However, our cost structure is significantly improved in 2001, in part due to $20 million in debt reduction. Realized natural gas prices should increase as our average hedge price improves and the percentage of our production that is hedged declines. As a result, we expect a substantial improvement in our operating margins in 2001, beginning with record levels for production and cash flow in the first quarter of 2001."


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CONFERENCE  CALL  INFORMATION

     Brigham management will host a conference call to discuss the Company's year-end 2000 financial and operational results with investors, analysts and other interested parties on Wednesday, March 7th, at 9:00 a.m. Central time. To participate in the call, please dial 888-882-0119 and ask for the Brigham Exploration conference call (conference identification number 18091206). A recording of the conference call will be available to interested parties approximately one hour after the call is completed through 11:00 a.m. Central time on Friday, March 9th. To access the recording, please dial 800-633-8284 and enter 18091206 as the conference playback identification number.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512) 427-3300 / investor@bexp3d.com


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
                                    BRIGHAM EXPLORATION COMPANY
                           SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                         (in thousands, except per share data) (unaudited)

                                                             Three Months         Twelve Months
                                                          Ended December 31,    Ended December 31,
                                                          -------------------  --------------------
                                                            1999      2000       1999       2000
                                                          --------  ---------  ---------  ---------
Revenues:
   Natural gas and oil sales                              $ 4,096   $  4,641   $ 14,992   $ 19,143
   Workstation revenue                                         38          1        285         53
                                                          --------  ---------  ---------  ---------
                                                            4,134      4,642     15,277     19,196
Costs and expenses:
   Lease operating                                            580        637      2,259      2,139
   Production taxes                                           283        533        968      1,786
   General and administrative                                 771        934      3,481      3,100
   Depletion of natural gas and oil properties              1,982      2,129      7,792      7,920
   Depreciation and amortization                              127        133        525        507
   Amortization of stock compensation                          11         57          1        113
                                                          --------  ---------  ---------  ---------
                                                            3,754      4,423     15,026     15,565
                                                          --------  ---------  ---------  ---------

   Operating income (loss)                                    380        219        251      3,631

Interest expense                                           (2,727)      (809)    (9,697)    (9,906)
Interest income                                                42         28        176        108
Other income (expense) (a)                                    111     (3,222)      (163)    (9,488)
Loss on sale of natural gas and oil properties                  -          -    (12,195)         -
                                                          --------  ---------  ---------  ---------
   Net loss before income taxes                            (2,194)    (3,784)   (21,628)   (15,655)

Income tax expense                                              -          -          -          -
                                                          --------  ---------  ---------  ---------
   Net loss before extraordinary item                      (2,194)    (3,784)   (21,628)   (15,655)

Extraordinary gain on refinancing of debt                       -     32,267          -     32,267
                                                          --------  ---------  ---------  ---------
   Net income (loss)                                       (2,194)    28,483    (21,628)    16,612

Preferred stock dividend expense                                -        275          -        275
                                                          --------  ---------  ---------  ---------
   Net income (loss) to common                            $(2,194)  $ 28,208   $(21,628)  $ 16,337
                                                          ========  =========  =========  =========

Net income (loss) to common per share - basic/diluted:
   Before extraordinary gain                              $ (0.15)  $  (0.25)  $  (1.53)  $  (0.98)
   After extraordinary gain                               $ (0.15)  $   1.74   $  (1.53)  $   1.01

Wt. avg. common shares outstanding - basic/diluted         14,518     16,252     14,152     16,241

   (a)   Includes non-cash income (expenses) related to
         changes in the fair market value of certain
         hedging contracts of:                            $   119    ($3,202)     ($115)   ($8,885)


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
                                     BRIGHAM EXPLORATION COMPANY
                          PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                             (unaudited)

                                                                 Three Months       Twelve Months
                                                              Ended December 31,  Ended December 31,
                                                              ------------------  ------------------
                                                                1999      2000      1999      2000
                                                              --------  --------  --------  --------
Avg. net daily production:
   Natural gas (MMcf)                                            11.1      13.0      11.7      12.3
   Oil (Bbls)                                                     887       900       960     1,004
   Equivalent natural gas (MMcfe) (6:1)                          16.5      18.4      17.4      18.3
Total net production:
   Natural gas (MMcf)                                           1,003     1,174     4,197     4,431
   Oil (MBbls)                                                     80        81       346       362
   Equivalent natural gas (MMcfe) (6:1)                         1,482     1,660     6,270     6,600
   % Natural gas                                                   68%       71%       67%       67%
Sales prices:
   Natural gas ($/Mcf) (a)                                    $  2.22   $  1.85   $  2.11   $  1.94
   Oil ($/Bbl)                                                $ 23.38   $ 30.48   $ 17.79   $ 29.17
   Equivalent natural gas ($/Mcfe) (6:1)                      $  2.76   $  2.80   $  2.39   $  2.90
Other financial data:
   EBITDA ($000) (b)                                          $ 3,293   $ 2,546   $ 9,456   $11,956
   Operating cash flow ($000) (c)                             $ 2,757   $ 2,033   $ 7,532   $ 8,581
   Operating cash flow per diluted share (c)                  $  0.19   $  0.13   $  0.53   $  0.53

   (a)   Includes the effects of hedging gains (losses) of:
         Natural gas ($/Mcf)                                 ($0.48)   ($3.63)   ($0.12)   ($2.12)
         Oil ($/Bbl)                                        $  0.00    ($0.83)  $  0.00    ($0.30)
   (b)   Net  income  (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash  items.
   (c)   Net  income (loss) plus  DD&A  expenses,  deferred income taxes and other non-cash items.

                       SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)


                                                  December   December
                                                  31, 1999   31, 2000
                                                  ---------  ---------
Assets:
   Current assets                                 $   8,264  $  10,673
   Natural gas and oil properties, at cost, net     112,066    129,490
   Other property and equipment, at cost, net         1,686      1,341
   Other non-current assets                           3,667      5,407
                                                  ---------  ---------
      Total assets                                $ 125,683  $ 146,911
                                                  =========  =========

Liabilities and stockholders' equity:
   Current liabilities                            $  17,744  $  17,899
   Notes payable                                     56,000     75,000
   Senior subordinated notes, net                    41,341      7,000
   Other non-current liabilities                      1,600      3,697
                                                  ---------  ---------
      Total liabilities                             116,685    103,596
   Redeemable preferred stock                             -      8,558
   Stockholders' equity                               8,998     34,757
                                                  ---------  ---------
      Total liabilities and stockholders' equity  $ 125,683  $ 146,911
                                                  =========  =========


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
                                     BRIGHAM EXPLORATION COMPANY
                            SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (in thousands) (unaudited)

                                                              Three Months          Twelve Months
                                                           Ended December 31,     Ended December 31,
                                                           -----------------------------------------
                                                             1999      2000       1999       2000
                                                           --------  ---------  ---------  ---------
Cash flows from operating activities:
   Net loss                                                $(2,194)  $ 28,483   $(21,628)  $ 16,612
   Depletion, depreciation and amortization                  2,109      2,262      8,317      8,427
   Interest paid through issuance of add'l sr. sub. notes    1,431          -      5,459      4,575
   Amortization of deferred stock compensation                  11         57          1        113
   Amortization of deferred loan fees                          579        296      1,739      1,283
   Amortization of discount on senior sub notes                181          -        575        673
   Amortization of deferred loss on derivatives                759          -        759        280
   Market value adjustment for derivatives instruments        (119)     3,202        115      8,885
   Loss on sale of natural gas and oil properties                -          -     12,195          -
   Extraordinary gain on refinancing of debt                     -    (32,267)         -    (32,267)
                                                           --------  ---------  ---------  ---------
      Operating cash flow                                    2,757      2,033      7,532      8,581
   Changes in working capital and other items                  240     (4,534)    (4,954)   (13,216)
                                                           --------  ---------  ---------  ---------
      Cash flows (used) provided by operating activities     2,997     (2,501)     2,578     (4,635)

Cash flows (used) provided by investing activities          (4,468)    (6,983)     1,644    (26,071)
Cash flows (used) provided by financing activities             832     10,261     (4,049)    28,801
                                                           --------  ---------  ---------  ---------
   Net increase (decrease) in cash and cash equivalents    $  (639)  $    777   $    173   $ (1,905)
                                                           ========  =========  =========  =========

                              SUMMARY PER MCFE DATA
                                   (unaudited)

                                                   Three Months         Twelve Months
                                                Ended December 31,    Ended December 31,
                                                -----------------------------------------
                                                   1999      2000      1999       2000
                                                ---------  --------  ---------  ---------
Revenues:
   Natural gas and oil sales                    $    2.76  $   2.80  $    2.39  $    2.90
   Workstation revenue                               0.03      0.00       0.05       0.01
                                                ---------  --------  ---------  ---------
                                                     2.79      2.80       2.44       2.91
Costs and expenses:
   Lease operating                                   0.39      0.38       0.36       0.32
   Production taxes                                  0.19      0.32       0.15       0.27
   General and administrative                        0.52      0.56       0.56       0.47
   Depletion of natural gas and oil properties       1.34      1.28       1.24       1.20
   Depreciation and amortization                     0.09      0.08       0.08       0.08
   Amortization of stock compensation                0.01      0.03       0.00       0.02
                                                ---------  --------  ---------  ---------
                                                     2.54      2.65       2.39       2.36
                                                ---------  --------  ---------  ---------

   Operating income                             $    0.25  $   0.15  $    0.05  $    0.55
                                                =========  ========  =========  =========


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